Exhibit 3.1

Delaware	Page 1
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PUBLIC POLICY HOLDING COMPANY, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF NOVEMBER, A.D. 2021, AT 9:27 O`CLOCK A.M.

4992651 8100 SR# 20213892071	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

Authentication: 204784390 Date: 11-24-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED CERTIFICATE OF CORPORATION OF	State of Delaware Secretary of State Division of Corporations Delivered 09:27 AM 11/24/2021 FILED 09:27 AM 11/24/2021 SR 20213892071 - File Number 4992651
PUBLIC POLICY HOLDING COMPANY, INC

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Public Policy Holding Company, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is “Public Policy Holding Company, Inc.” This corporation was originally incorporated pursuant to the DGCL on February 4, 2021.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, and declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST: The name of this corporation (the “Corporation”) is:
Public Policy Holding Company, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH:
A.    CLASSES OF STOCK.
The total number of shares which the Corporation shall have authority to issue is one billion, one hundred million (1,100,000,000) shares, of which 1,000,000,000 shares are to be Common Stock, $0,001 par value per share (“Common Stock”), and 100,000,000 shares are to be Preferred Stock, par value $0,001 par value per share (“Preferred Stock”). The aggregate par value of all shares of capital stock of the Corporation is one million, one hundred thousand dollars ($1,100,000).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation:
B.    COMMON STOCK
1.    Voting.     The holders of the Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of the stockholders generally. There shall be no cumulative voting.
2.    Redemption.     The Common Stock is not redeemable at the option of the holder thereof.
C.    PREFERRED STOCK
1.    General.     The Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation and included in a certificate of designation, filed pursuant to the DGCL, and the Board of Directors is hereby expressly vested with the authority, to the fullest extent now or hereafter provided by law, to adopt any such resolution or resolutions.
2.    Classification.     The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more series of stock. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
a.    the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;
b.    the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;
c.    whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
d.    whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;
e.    whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

f.    whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;
g.    the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and
h.    any other relative rights, preferences and limitations of such series.
3.    Stockholder Approval. Unless otherwise determined by holders of seventy-five percent (75%) of the votes cast affirmatively or negatively on the matter, the Corporation shall not issue any shares of Preferred Stock. Notwithstanding the foregoing, this Section 3 of Article Fourth, Part C shall cease to apply with immediate effect from the date that the Corporation no longer has any shares of its capital stock listed or admitted to trading on the Main Market of the London Stock Exchange or on AIM, or any successor to either of them.
D.    POST IPO PROVISIONS
1.    Defined Terms. For purposes of this Certificate of Incorporation, the following capitalized terms shall have the meaning given such terms set forth below:
“Acting in concert” means Persons who, pursuant to an agreement, arrangement or understanding (whether formal or informal), co-operate to obtain or consolidate Control of the Corporation or to frustrate the successful outcome of an offer for the Corporation. A Person and each of its affiliated Persons will be deemed to be acting in concert with each other;
“AIM Admission” means admission of shares of the Common Stock to trading on AIM;
“AIM” means AIM, a market operated by the London Stock Exchange;
“Board” or “Board of Directors” means the Board of Directors of the Corporation;
“Control” means a holding or having the power to direct the voting of securities representing thirty percent (30%) or more of the Voting Rights, irrespective of whether the holding or holdings gives de facto control;
“Disclosure and Transparency Rules” means the Disclosure and Transparency Rules published by the FCA (as defined below) as amended from time to time;
“Disclosure Notice” means a notice issued by the Corporation pursuant to Section 5(b)(ii) of Article Fourth, Part D requiring the disclosure of beneficial ownership of shares of capital stock of the Corporation;
“Employees’ Share Scheme” means an agreement, arrangement, scheme or plan for incentivizing, encouraging or facilitating the holding of options, shares, restricted stock units or debentures or other equity awards in the Corporation by or for the benefit of: (a) bona fide employees, officers, directors, consultants or former employees, officers or directors or consultants of the Corporation or any subsidiary of the Corporation; or (b) the wives, husbands, widows, widowers, children or step-children under the age of 18 of such employees or former employees;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“FCA” means the Financial Conduct Authority of the United Kingdom, or such entities which take over the functions of the FCA for the oversight of the Disclosure and Transparency Rules;
“London Stock Exchange” means London Stock Exchange plc;
“New Securities” means any shares of capital stock of the Corporation or any other shares or securities convertible into shares of capital stock of the Corporation or any warrants or options to purchase shares or securities convertible into shares of capital stock of the Corporation;
“Operator” means any Person who is a stockholder of record of the Corporation by virtue of his, her or its holding stock of the Corporation as trustee or nominee on behalf of those Persons who beneficially own capital stock of the Corporation and have elected to hold such capital stock in dematerialized form through a depositary interest;
“Person” means an individual, corporation, firm, fund, partnership (general or limited), association, limited liability company, joint venture, trust, estate or other legal entity or organization;
“Pre-Emptive Rights” shall have the meaning given such term in Section 2(a) of this Article Fourth, Part D;
“Pro Rata Share” means, in relation to a stockholder, that share which is in the same proportion as the number of outstanding shares of the Corporation’s capital stock held by such stockholder bears to the total number of outstanding shares of the Corporation’s capital stock, in each case as at the date of the Rights Notice (as defined below);
“Restrictions” means one or more of the restrictions referred to in Section 5(b)(iv)(l) of Article Fourth, Part D determined by the Board of Directors;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Specified Shares” means the shares specified in a Disclosure Notice; and
“Voting Rights” means the right to vote issued and outstanding securities of the Corporation as provided herein and under the DGCL at the relevant time.
2.    Pre-emptive Rights. Subject to the DGCL and the terms of any resolution or Certificate of Designation creating new shares of capital stock of the Corporation:
a.    Pre-emptive Rights. So long as the Common Stock is admitted to trading on AIM or any other market of the London Stock Exchange (each an “Authorized Exchange”), unless otherwise determined by holders of seventy-five percent (75%) of the votes cast affirmatively or negatively on the matter, the Corporation shall not issue any New Securities, unless it shall first have made an offer to each stockholder (unless waived by such stockholder) to sell to such stockholder on substantially the same or more favorable terms a proportion of those New Securities which is nearly as practical equal to the such stockholder’s Pro Rata Share, but subject to such exclusions or other arrangements as the Board may deem necessary, appropriate or expedient in its sole and absolute discretion to deal with fractional share entitlements, rounding of shares or other legal restrictions under the laws of, or the requirements of any regulatory authority or stock exchange or otherwise in any jurisdiction (“Pre-Emptive Rights”); provided, however, that notwithstanding anything herein the foregoing Pre-Emptive Rights shall not apply with respect to:
i.    the authorization and/or issuance for cash of New Securities provided that the nominal amount of such shares or the shares into which such New Securities may be converted, during any twelve (12) month period, does not exceed, in the aggregate, one-third of the outstanding shares of Common Stock as of the first day of such twelve (12) month period;
ii.    the placing and/or sale for cash of any shares of Common Stock in connection with and simultaneous with the admission of shares of Common Stock to trading on an Authorized Exchange, on terms and conditions acceptable to the Board in its sole and absolute discretion (the “Admission”);
iii.    options, restricted stock units, shares or other equity awards previously, or to be granted to, employees, officers, directors, consultants, contractors or advisors of the Corporation and/or its subsidiaries under, and the issuance of shares pursuant to such securities or benefits granted under, any stock option or incentive plan or agreement heretofore or hereafter adopted by the Corporation, including without limitation any of the foregoing granted or to be granted under any Employees’ Share Scheme;
iv.    shares issued upon exercise of any outstanding warrants, options, or upon conversion of any convertible promissory notes or debt, in each case that were outstanding before or as of the date of AIM Admission;
v.    shares issued, whether upon exercise of any warrants, options or otherwise, in connection with business transactions of the Corporation (including, without limitation, to lessors, financial institutions, vendors, landlords and research and development joint ventures, channels or strategic partners); or
vi.    shares issued for or in connection with the purchase or acquisition of the stock, business or assets of one or more other Persons, or in connection with a merger or consolidation of the Corporation with or into one or more other Persons or any similar business combination or acquisition by the Corporation or any subsidiaries controlled by the Corporation.
b.    Rights Notice Procedure. If the Corporation proposes to issue New Securities (other than issuances pursuant to Section 2(a)(i) through Section 2(a)(vi) of Article Fourth, Part D), it shall give each stockholder of the Corporation written notice (the “Rights Notice”) of its intention, which notice shall describe the New Securities, the proposed price per share of the offer of such New Securities, the general terms upon which the Corporation proposes to allot the New Securities, the number of shares that the stockholder has the right to purchase, and a statement that each stockholder shall have not less than twenty one (21) days from delivery of the Rights Notice to agree to purchase all or any part of his, her or its Pro Rata Share of such New Securities for the price and upon the general terms specified in the Rights Notice; provided that the Board may make the Rights Notice and the right to purchase subject to such exclusions or other arrangements as the Board may deem necessary, appropriate or expedient in its sole and absolute discretion to deal with fractional share entitlements, rounding of shares or other legal restrictions under the laws of, or the requirements of any regulatory authority or stock exchange or otherwise in any jurisdiction and provided that such stockholder can waive in writing the obligation of the Corporation to provide a Rights Notice or participate in such offer of New Securities, including with respect to any future offering of New Securities provided such waiver complies with applicable law and rules of the AIM or the London Stock Exchange. A stockholder may elect to purchase all or any part of his, her or its Pro Rata Share of New Securities by giving written notice to the Corporation prior to the expiration of the period contained in the applicable Rights Notice, which sets forth the quantity of New Securities to be purchased by the stockholder. If a stockholder fails to timely exercise its Pre-Emptive Right within the period specified in the Rights Notice for all or any portion of its Pro Rata Share of such New Securities, the Corporation shall have one hundred and twenty (120) days after expiration of the period contained in the applicable Rights Notice to sell such unsold New Securities at a price and upon general terms no more favorable, in all material respects, to the purchasers than specified in the Rights Notice. If the Corporation has not sold the New Securities within that period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the stockholders of the Corporation in the manner provided above.
3.    Depositary Interests. The Board shall, subject to any applicable laws and regulations, the facilities and requirements of any relevant system concerned and this Certificate of Incorporation and the bylaws of the Corporation (as may be amended and/or restated from time to time, the “Bylaws”), have the power to implement and/or approve any arrangements it may, in its sole and absolute discretion, determine to be advisable in relation to (without limitation) the evidencing of title to and transfer of interest in shares of the capital stock of the Corporation in the form of depositary interests or similar interests, instruments or securities and, to the extent such arrangements are so implemented, no provision of this Certificate of Incorporation shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of the shares in the capital of the Corporation represented thereby. The Board may from time to time take such actions and do such things as it may, in its sole and absolute discretion, determine to be advisable in relation to the operation of any such arrangements.
4.    Mandatory Takeover Offer.
a.    Offer Requirements. Subject to the DGCL, the terms of any Certificate of Designation filed from time to time, the Securities Act, the Exchange Act (if the Corporation has a class of equity securities registered under the Exchange Act) and any applicable SEC rules and regulations, from the date of Admission (the “Admission Date”) and for so long as the Corporation has any shares admitted to trading on AIM (or any successor body or organization) when (i) any Person acquires, whether by a series of transactions over a period of time or not, beneficial ownership of securities that (taken together with securities owned, held or acquired by Persons acting in concert with such Person) represents at the time of, and including such acquisition, thirty percent (30%) or more of the Voting Rights; or (ii) any Person who, together with Persons acting in concert with such Person, holds beneficial ownership of securities representing not less than thirty percent (30%) but not more than fifty percent (50%) of the Voting Rights, and such Person, or any Person acting in concert with such Person, acquires additional securities that will increase his, her or its percentage of the Voting Rights, then such Person and any Person acting in concert with such Person (each such Person referred to as an “Offeror”) shall extend an offer to purchase all issued and outstanding shares of the Corporation’s capital stock, in accordance with this Section 4 of Article Fourth, Part D (an “Offer”), to the Board and the holders of all issued and outstanding capital stock of the Corporation.
b.    The obligation to make an Offer pursuant to Section 4(a) of Article Fourth, Part D shall not apply to (i) any underwriter; or (ii) any Person(s) in relation to whom the obligation to make an Offer pursuant to Section 4(a) of Article Fourth, Part D would not have arisen but for the exercise by any such Person of an entitlement or right to acquire shares of capital stock of the Corporation pursuant to an option or warrant granted to such Person by the Corporation prior to the Admission Date or pursuant to an option or warrant granted to such Person by the Corporation after the Admission Date pursuant to a pre-existing contractual commitment of the Corporation to issue such warrant or option existing prior to the Admission Date; or (iii) in the case of a natural stockholder, if such stockholder dies, the survivors or survivor (where he or she was a joint holder), his or her personal representative and any person registered as holder of stock pursuant to its transmission to that person by operation of the law. Such Offer must be conditional only upon the Offeror having received acceptances in respect of shares of capital stock of the Corporation that, together with all of the shares of capital stock of the Corporation beneficially owned by such Offeror or any Person acting in concert with such Offeror, will result in the Offeror and any Person acting in concert with such Offeror beneficially owning shares of capital stock of the Corporation representing more than fifty percent (50%) of the Voting Rights; provided, however, that an offer must be unconditional if the Offeror (and any Person acting in concert with such Offeror) holds securities of the Corporation carrying more than fifty percent (50%) of the Voting Rights before the Offer is made. No acquisition of securities which would give rise to the obligation to make an Offer under this Section 4 of Article Fourth, Part D may be made if the making or implementation of such Offer would or might be dependent on the approval or passing of a resolution at any meeting of the stockholders or beneficial owners of the Offeror or upon any other condition, consent or arrangement.
For purposes of this Section 4 of Article Fourth, Part D, the grant of an option to acquire existing issued shares of capital stock of the Corporation will be deemed to constitute the acquisition by the grantee of the option of securities giving rise to the obligation to make an Offer under Section 4(a) of Article Fourth, Part D where the relationship and arrangements between the parties concerned is such that effective Control of the shares of capital stock of the Corporation has passed to the grantee of the option.
c.    Form of Offer. An Offer must be made in writing and publicly disclosed, must be open for acceptance for a period of not less than 30 days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, must remain open for not less than 14 days after the date on which it would otherwise have expired (the “Offer Period”). An Offer must, in respect of each class or series of capital stock of the Corporation, be in cash or be accompanied by a cash alternative at a value not less than the highest price (as computed in accordance with Section 4(d) of Article Fourth, Part D) paid by the Offeror for shares of that class or series during the Offer Period and within 12 months prior to its commencement (the “Highest Price”). The Highest Price shall be determined by the Board or any advisor retained by the Board for such purpose; provided, however, that the Board or any advisor retained by the Board shall adhere to the guidelines set forth in Section 4(d) of Article Fourth, Part D.
d.    Calculation of Highest Price
i.    Non-Cash Consideration. When capital stock of the Corporation has been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under this Section 4 of Article Fourth, Part D, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation.
ii.    Stamp Duty and Broker’s Commission. In calculating the Highest Price, stamp duty and broker's commission, if any, shall be excluded.

iii.    Listed Securities. If capital stock of the Corporation has been acquired in exchange for listed securities in a transaction giving rise to an obligation to make an Offer under this Section 4 of Article, Fourth Part D, the Highest Price will be established by reference to the middle market price of such listed securities on the applicable market on the date of such acquisition.
iv.    Conversion, Warrants, Options or Other Subscription Rights. If capital stock of the Corporation is admitted to trading on AIM and has been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the Highest Price shall be established by reference to the middle market price of such capital stock on the London Stock Exchange at the close of business on the day on which the relevant exercise or conversion notice was submitted provided that if the convertible securities, warrants, options or subscription rights were acquired during the Offer Period or within 12 months prior to its commencement, they will be treated as if they were purchases of the underlying capital stock of the Corporation at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).
e.    Sales by Directors. In the event that any director of the Corporation (or any of his or her affiliates) sells shares of the Corporation to a purchaser as a result of which the purchaser is required to make an Offer under this Section 4 of Article Fourth, Part D, such director must use reasonable commercial efforts to ensure that as a condition of the sale the purchaser undertakes to fulfill its obligations under this Section 4 of Article Fourth, Part D, provided that doing so would not be inconsistent with such director’s fiduciary duties to the Corporation and its stockholders. In addition, unless inconsistent with a director’s fiduciary duties to the Corporation and its stockholders, such director shall not resign from the Board until the closing date of the Offer or the date when the Offer becomes or is declared wholly unconditional, whichever is later.
f.    Public Disclosure. No Offeror or nominee of an Offeror may be appointed to the Board, nor may an Offeror exercise the Voting Rights represented by the securities of the Corporation held by such Offeror, until public disclosure of the Offer has been made.
g.    Stockholder Waiver of Offer Obligation. The obligation to make an Offer under this Section 4 of Article Fourth, Part D may be waived in the circumstances and with the relevant consent described below:;
i.    the obligation may be waived in any circumstance with the consent of the holders of more than fifty percent (50%) of the Voting Rights (excluding for this purpose the Voting Rights of the Offeror and any Persons who are affiliated or acting in concert with the Offeror);
ii.    if an issuance or allotment of New Securities by the Corporation as consideration for an acquisition or a cash subscription would otherwise result in an obligation to make an Offer under this Section 4 of Article Fourth, Part D the obligation may be waived with the consent of the holders more than fifty percent (50%) of the Voting Rights of those Persons who are neither the proposed allottee(s) of the New Securities nor affiliated or acting in concert with the proposed allottee(s) of such New Securities; or
iii.    the obligation may be waived with the consent of the Board.

h.    Consequences of Noncompliance. If an Offeror shall fail to comply with this Section 4 of Article Fourth, Part D, or shall fail to comply with such Offeror’s obligations under the Offer, and shall persist in such failure after written notice from the Corporation to such Person(s), the Board may (subject to any other approvals or authorizations that may be required):
i.    require such Person(s) to provide such information as the Board considers appropriate;
ii.    make an award for costs against the Offeror;
iii.    determine that some or all of such securities acquired in breach of this Section 4 of Article Fourth, Part D be sold;
iv.    direct that the Offeror shall not be entitled to exercise any Voting Rights; and/or
v.    direct that no dividends shall be paid in respect of all or any of the capital stock of the Corporation held by the Offeror.
The restrictions in subparagraphs (iv) and (v) of this Section 4(h) of Article Fourth, Part D may be waived at the discretion of the Board, and shall be waived when (i) the shares subject to such restrictions are proved to the reasonable satisfaction of the Board to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, (ii) such shares have been sold pursuant to an Offer made to all holders of shares of the Corporation on terms which do not differentiate between such holders; or (iii) the provisions of this Section 4 of Article Fourth, Part D relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.
i.    Severability. If any term or provision in this Article Fourth, Part D shall be in violation of any applicable law or public policy, then this Article Fourth, Part D shall be deemed to include such provision only to the fullest extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein; if this Section 4 of Article Fourth, Part D shall be in violation of any applicable law or public policy in its entirety, then this Certificate of Incorporation shall be deemed not to include the applicable provisions of this Article Fourth, Part D.
j.    Interpretation. To the fullest extent permitted by law and subject to the rights of the stockholders set forth herein, the Board shall have the exclusive power and authority to administer and interpret the provisions of this Section 4 of Article Fourth, Part D and to exercise all rights and powers specifically granted to the Board or the Corporation or as may be necessary or advisable in the administration of this Section 4 of Article Fourth, Part D, and all such actions, calculations, determinations and interpretations which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and the beneficial and record owners of the capital stock of the Corporation.
k.    Affiliate. For purposes of this Section 4 of Article Fourth, Part D, the term “affiliate” shall mean (i) with respect to an entity (1) any other Person directly or indirectly controlling, controlled by, or under common control with such entity, (2) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests in such entity, (3) any officer, director, general partner, manager or managing member of such entity or (4) any other Person that is an officer, director, general partner, manager, managing member or holder of ten percent (10%) or more of the voting interests of any other Person described in subsections (1) through (3) above, and (ii) with respect to an individual (1) any other Person directly or indirectly controlled by such individual, (2) any parent, grandparent, adult sibling, adult child or adult grandchild, or the spouse, of such individual, (3) any trust established for the benefit of such individual, for the benefit of any minor child or minor grandchild of such individual, or for the benefit of any other individual described in Section 4(K)(i)(2) of this Article Fourth, Part D, or (4) the testamentary estate, executor, executrix, administrator, personal representative, heir or devisee of such individual. The term “affiliated with” shall have a corresponding meaning.
5.    Disclosure of Voting Rights and Interests.
a.    Disclosure of Voting Rights.
i.    Notification. Without prejudice to and in addition to any obligation to disclose under the Disclosure and Transparency Rules, a Person must notify the Corporation of the percentage of his, her or its Voting Rights if the percentage of Voting Rights which he, she or it holds, directly or indirectly, as a stockholder of the Corporation or through his, her or its direct or indirect holding of financial instruments as set out in the Disclosure and Transparency Rules (or a combination of such holdings):
1.    reaches, exceeds or falls below three percent (3%), four percent (4%), five percent (5%), six percent (6%), seven percent (7%), eight percent (8%), nine percent (9%), ten percent (10%) and each one percent (1%) threshold thereafter up to one hundred percent (100%); or
2.    reaches, exceeds or falls below an applicable threshold in this Section 5(a)(i)(l) of Article Fourth, Part D as a result of events changing the breakdown of Voting Rights and on the basis of information disclosed by the Corporation in accordance with the requirements of the Disclosure and Transparency Rules (or in accordance with requirements which are treated as equivalent to those set out in the Disclosure and Transparency Rules).
ii.    Timing of Notification. Without prejudice to and in addition to any obligation to disclose under the Disclosure and Transparency Rules, the notification set forth in Section 5(a)(i) of Article Fourth, Part D to the Corporation shall be effected as soon as possible, but in any event no later than two (2) trading days after the date on which the relevant Person:
1.    learns of the acquisition or disposal or of the possibility of exercising Voting Rights, or on which, having regard to the circumstances, should have learned of the acquisition or disposal of, or the possibility of exercising Voting Rights, regardless of the date on which the acquisition, disposal or possibility of exercising Voting Rights takes effect; or
2.    is informed about the event mentioned in Section 5(a)(i)(2) of Article Fourth, Part D.
iii.    Form of Notification. A notification must be made using the form TRI available in electronic format at the FCA’s website at www.fca.org.uk.

b.    Disclosure of Interests.
i.    Generally. For the purposes of this Section 5(b) of Article Fourth, Part D:
l.    a Person who is interested in a right to subscribe for, or convert into, shares of the Corporation shall be deemed to be interested in shares and references to interests in shares shall include any interest whatsoever in such shares including, without limitation:
a.    a right to control, directly or indirectly, the exercise of any right conferred by the holding of shares alone or in conjunction with any Person and the interest of any Person shall be deemed to include the interest of any other Person deemed to be so acting in concert;
b.    the interest of a beneficiary of a trust of property where such interest in shares of the Corporation is comprised in the property; and
c.    Persons having a joint interest are taken each of them to have that interest.
2.    a Person is taken to have an interest in shares of the Corporation if:
a.    he, she or it enters into a contract for the purchase of shares of the Corporation by him, her or it (whether for cash or other consideration);
b.    not being the registered holder, he, she or it is entitled to exercise any right conferred by the holding of shares of the Corporation or is entitled to control the exercise of any such right;
c.    if otherwise than by virtue of having an interest under a trust, he, she or it has a right to call for delivery of shares of the Corporation to himself, herself or itself or to his, her or its order, whether the right or obligation is conditional or absolute; or
d.    if otherwise than by virtue of having an interest under a trust, he, she or it has a right to acquire an interest in shares of the Corporation or is under an obligation to take an interest in shares of the Corporation, whether the right or obligation is conditional or absolute.
3.    a Person shall be treated as appearing to be interested in shares of the Corporation if:
a.    the Person has been named in a Disclosure Notice as being interested;
b.    in response to a Disclosure Notice, the Person holding the Specified Shares or another Person appearing to be interested in them has failed to establish the identities of those who are interested and (taking into account the response and other relevant information) the Corporation has reasonable cause to believe that the Person in question is or may be interested in such Specified Shares; or
c.    the Person holding the Specified Shares is an Operator and the Person in question has notified the Operator that he, she or it is so interested.

ii.    Disclosure Notices.
1.    The Board of Directors may serve a Disclosure Notice in writing on any Person whom the Board of Directors knows or has reasonable cause to believe to be interested in shares of the Corporation, requiring such Person to indicate whether or not it is the case and, where such Person holds any interest in any such shares of the Corporation, to give such further information as may be required by the Board of Directors.
2.    Any Disclosure Notice may require the Person to whom it is addressed to give particulars of his, her or its own present interest in shares of the Corporation.
3.    A notice under this Section 5(b)(ii) of Article Fourth, Part D shall require any information given in response to the Disclosure Notice to be given in writing within such reasonable time as may be specified in the Disclosure Notice (subject to Section 5(b)(v) and Section 5(b)(vii) of Article Fourth, Part D).
4.    A notice which has taken effect under this Section 5(b)(ii) of Article Fourth, Part D shall remain in effect in accordance with its terms following a transfer of the shares of the Corporation to which it relates unless and until the Board of Directors determines otherwise and notifies the stockholder accordingly.
iii.    Failure to Timely Respond. Notwithstanding anything in this Section 5(b) of Article Fourth, Part D to the contrary, if:
1.    a Disclosure Notice has been served on a Person appearing to be interested in Specified Shares; and
2.    the Corporation has not received the information required in respect of the Specified Shares within a period of fourteen (14) days (subject to Section 5(b)(v) and Section 5(b)(vii) of Article Fourth, Part D) after the service of the Disclosure Notice, then the Board of Directors may determine that the stockholder holding or who is interested in Specified Shares is subject to the Restrictions in respect of such shares. The Corporation shall, as soon as practicable after the determination, give notice to the relevant Person stating that (until such time as the Board of Directors determines otherwise under Section 5(b)(vii) of Article Fourth, Part D) the Specified Shares shall be subject to the Restrictions stated in the Disclosure Notice.
iv.    Restrictions.
1.    Subject to Section 5(b)(iv)(2), Section 5(b)(v) and Section 5(b)(vii) of Article Fourth, Part D, the Restrictions which the Board of Directors determines applicable to Specified Shares shall be one or more (as determined by the Board of Directors) of the following:
a.    the Person holding the Specified Shares shall not be entitled, in respect of the Specified Shares, to be present or to vote (either personally, or by proxy or otherwise) at an annual or special meeting of the stockholders of the Corporation or at a separate meeting of the holders of a class or series of shares of the Corporation, or to exercise any other right in relation to an annual or special meeting of the stockholders of the Corporation or a separate class meeting;
b.    no transfer of the Specified Shares shall be effective or shall be recognized by the Corporation; and

c.    no dividend or other sums which would otherwise be payable on or in respect of the Specified Shares shall be paid to the Person holding the Specified Shares and, in circumstances where an offer of the right to elect to receive shares instead of cash in respect of a dividend is or has been made, an election made in respect of the Specified Shares shall not be effective.
2.    The Board of Directors may determine that one or more Restrictions imposed on Specified Shares shall cease to apply at any time, provided, however, that the Board of Directors has given notice to the holder of the Specified Shares within seven (7) days of the cessation of such Restrictions and has identified the date upon which the Restrictions ceased to apply. If the Corporation receives the information required in the relevant Disclosure Notice, the Board of Directors shall, within seven (7) days of receipt, determine that all Restrictions imposed on the Specified Shares shall cease to apply and shall give notice to the holder of the Specified Shares within seven (7) days of the cessation of all such Restrictions and shall identify the date upon which the Restrictions ceased to apply. In addition, the Board of Directors shall determine that all Restrictions imposed on the Specified Shares shall cease to apply if the Corporation receives an executed and, if necessary, duly stamped instrument of transfer in respect of the Specified Shares, which would otherwise be given effect to:
a.    if the transfer is made pursuant to a sale of the Specified Shares on AIM;
b.    if the transfer is by way of an acceptance of an Offer to acquire all the shares in the Corporation or all the shares in the Corporation of any class or series or classes or series (other than shares which at the date of the Offer are already held by the Offeror), being an Offer on terms which are the same in relation to all the shares to which the Offer relates or, where such shares include shares of different classes, in relation to all the shares of each class; or
c.    if the transfer is made pursuant to a sale which is shown to the satisfaction of the Board of Directors to be a bona fide sale of the whole of the beneficial interest in the Specified Shares to a Person who is unconnected with the transferor or with any other Person appearing to be interested in the shares.
3.    Where dividends or other sums payable on Specified Shares are not paid as a result of Restrictions having been imposed, the dividends or other sums shall accrue and be payable (without interest) on the date the relevant Restrictions cease to apply.
4.    If the Board of Directors makes a determination under Section 5(b)(iv)(2) of Article Fourth, Part D, it shall notify the purported transferee as soon as practicable and any Person may make representations in writing to the Board of Directors concerning the determination. Neither the Corporation nor the Board of Directors shall in any event be liable to any Person as a result of the Board of Directors having imposed Restrictions, or failed to determine that Restrictions shall cease to apply, if the Board of Directors has acted in good faith.
v.    Exceptions. Where the Specified Shares represent less than one-quarter of one percent (0.25%) of the issued and outstanding shares of the Corporation or shares of the same class as the Specified Shares in issue at the date of issue of the relevant Disclosure Notice, then:
1.    the period of fourteen (14) days referred to in Section 5(b)(iii)(2) of Article Fourth, Part D is to be treated as a reference to a period of twenty-eight (28) days; and

2.    any determination made by the Board of Directors under Section 5(b)(iv)(l) of Article Fourth, Part D may only impose the Restrictions referred to in Section 5(b)(iv)(l)(a) of Article Fourth, Part D.
vi.    Shares Issued in Respect of Specified Shares. Shares issued in respect of Specified Shares that are at the relevant time subject to particular Restrictions shall, on issue, become subject to the same Restrictions as the relevant Specified Shares. For this purpose, shares which the Corporation procures to be offered to stockholders pro rata (or pro rata ignoring fractional entitlements and shares not offered to certain stockholders by reason of legal restrictions associated with offering shares outside the United Kingdom) shall be treated as shares issued in respect of Specified Shares.
vii.    Suspension of Restrictions. The Board of Director may, in its sole and absolute discretion, suspend, in whole or in part, the imposition of a Restriction, either permanently or for a given period, and may pay a dividend or other sums payable in respect of the Specified Shares to a trustee (subject to the Restriction referred to in Section 5(b)(iv)(l)(c)). Notice of suspension, specifying the Restrictions suspended and the period of suspension, shall be given by the Corporation to the relevant stockholder as soon as practicable.
viii.    Obligation of Operators. Where a Disclosure Notice is serviced on an Operator, the obligations of the Operator shall be limited to disclosing information recorded by it relating to a Person appearing to be interested in the shares held by it.
6.    Amendment of Bylaws.
The Board shall have the power to adopt, amend or repeal the Bylaws without any action by the stockholders. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
7.    Matters Relating to the Board of Directors. Except as may be provided in a Certificate of Designation relating to a class or series of Preferred Stock:
a.    Director Powers. The conduct of the business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
b.    Number of Directors. The number of directors shall be fixed from time to time exclusively by resolution adopted by the Board.
c.    Classified Board. The Board shall be and is divided into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Board. The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following Admission, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following Admission and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following Admission. At each annual meeting of stockholders following Admission, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.
d.    Term and Removal. Each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Bylaws. No director may be removed except for cause and only by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. To the fullest extent permitted by law, at least twenty eight (28) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office with cause, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
e.    Board Vacancies. Any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director's successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
f.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
8.    Director Liability.
a.    Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
b.    Change in Rights. Neither any amendment nor repeal of this Section 8 of Article Fourth, Part D, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this

Section 8 of Article Fourth, Part D, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
9.    Matters Relating to the Stockholders
a.    Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by the Board.
b.    Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
c.    No Action without a Meeting. Except as may be provided in a Certificate of Designation relating to a class or series of Preferred Stock, the stockholders shall have no power or authority to act by written consent or by electronic transmission in lieu of an annual or special meeting of stockholders.
10.    Choice of Forum
a.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, United States of America, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
b.    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or under the rules of the AIM or the London Stock Exchange.
c.    Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 10 of Article Fourth, Part D.
11.    Amendment of Certificate of Incorporation
a.    If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
b.    The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation.
c.    Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then- outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, however, no meeting or vote of stockholders shall be required to adopt an amendment to this Certificate of Incorporation that effects only changes described in paragraphs (a)(1) and (a)(7) of Section 242 of the DGCL.
12.    Section 203 Waiver. The Corporation elects not to be governed by Section 203 of the DGCL.
13.    Effect of Section 2, Section 4 and Section 5 of Article Fourth, Part D. From the Admission Date, each of Section 2, Section 4 and Section 5 of Article Fourth, Part D shall be in effect as a condition to ownership of shares of capital stock of the Corporation; provided, however, that each of Section 2, Section 4 and Section 5 of Article Fourth, Part D shall cease to apply with immediate effect from the date that the Corporation no longer has any shares of its capital stock listed or admitted to trading on the Main Market of the London Stock Exchange or on AIM, or any successor to either of them.
* * *
3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation acting in accordance with Section 228 of the DGCL.
4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24 th day of November, 2021.

By:	/s/ G. Stewart Hall
Name:	G. Stewart Hall
Title:	President and Chief Executive Officer